Exhibit 10.3

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT made this 1st day of May, 2000, by and between S-N-S FOODS, INC., a West Virginia corporation (hereinafter referred to as “Sublessor”) and THE MONONGAHELA VALLEY BANK, INC., a West Virginia chartered banking institution (Hereinafter referred to as “Tenant”);

WITNESSETH:

WHEREAS, the Sublessor is the Lessee of certain premises situated at the Middletown Mall, County of Marion, State of West Virginia, more particularly described in its hereinafter referenced Lease dated                     , 2000, a copy of which is attached hereto and made a part hereof and marked as Exhibit “A”; and

WHEREAS, the Sublessor is desirous of subleasing a portion of the above—described premises consisting of approximately 644 square feet, along the front wall adjacent to the pharmacy, to the Tenant, and the Tenant is desirous of subleasing said premises from the Sublessor, for the term and on the other terms and conditions contained herein.

NOW, THEREFORE, the parties hereto agree as follows:

1. The Sublessor, in consideration of rents to be paid and the~ covenants to be performed by the Tenant as set forth in the Exhibit~ “1” attached to the Master License Agreement associated herewith, hereby demises and subleases to Tenant, the premises located within the Shop-N-Save Supermarket, Middletown Mall, Marion County, West Virginia.

2. In reliance upon Tenant’s execution of this Agreement, Sublessor shall provide a shell for Tenant’s Banking facility. The Tenant shall complete the remainder of the required construction including, but not limited to, all interior wiring; all interior wall/floor finishes; all cabinets, vaults, safes, and counters; the glass wall and doors.

Sublessor shall furnish all utilities for the Store, including the space provided to the tenant. If utility service to the Store is interrupted for a period in excess of 24 hours, the annual rental fees payable hereunder shall be abated.

3. The Tenant covenants and agrees that it will peacefully and quietly vacate and surrender the leased premises to the Sublessor at the expiration of the term of this Sublease, or at any earlier termination as may be provided elsewhere herein, and that the Sublessor shall not in any way or to any extent be liable for any loss or damage to the Tenant or to any property of the Tenant in or upon the leased premises. It is further agreed and understood that the Sublessor will not be liable for any damages or any loss of profits due to the interruption of Tenant’s business resulting from, but not limited to, fire or other casualty or unavoidable accident, strikes or lockout.

4. The Sublessor shall not be in any sense a partner of the Tenant in the conduct of Tenant’s business, and the relationship between the parties hereto shall be strictly and solely that of the landlord and tenant.

5. The Tenant agrees that it will take good care of the leased premises, and will commit no waste, and will not do, suffer or permit to be done any injury to the same; that it will keep said premises in the same good order, condition and state of repair required of Sublessor as lessee under its Lease; Tenant shall provide all necessary janitorial services for the subject premises; that it will permit the Sublessor to enter onto said premises at any and all reasonable times during business hours in order to inspect the same or for any other proper purpose (in no event, shall Lessor enter the premises without a representative/manager of’ the Bank being present); that is will not suffer or permit any~ additions to or alteration of said premises without the prior written consent of the Sublessor, which consent shall not be unreasonably withheld; that it will not do, suffer or permit to be done any act or thing contrary to the covenants and agreement made by Sublessor in its Lease dated                     , 2000.

6. Not withstanding any other provisions contained in this Lease, in the event the Lessee is closed or taken over by the Banking Authority of the State of West Virginia, or other Bank supervisory authority, the Sublessor may terminate the Lease only with the concurrence of such banking authority or other bank supervisory authority, and any such authority shall, in any event, have the election to either continue or to terminate the Leases as provided in Section 31 of the West Virginia Code.

Exhibit 10.3

7. Supermarket expressly waives its rights to a lien upon any and all fixtures, machinery or equipment installed or to be installed on the Licensed Area by or through Bank for the satisfaction of any cause, which may accrue to Supermarket under the provisions of this Master Agreement. Supermarket further agrees to execute any documents necessary to evidence said waiver as may be required from time to time by third parties from which Bank leases such fixtures, machinery or equipment.

8. The Tenant further agrees to perform, fully obey and comply with all the ordinances, rules, regulations and laws of all public authorities, boards and officers relating to said premises, or the improvements thereon, or to the use thereof, and further not to use, occupy, or permit any person or other entity to use or occupy the said premises, or any part thereof for any purpose or use in violation of any law, statute or ordinance, whether Federal, State or Municipal, during the term of said Lease or any renewal thereof.

9. The Tenant further covenants and agrees that it will not sell, assign or pledge this Sublease or underlet the said premises or any part thereof without the prior written consent of the Sublessor, subject to all of the terms and conditions of the above-referenced Section 31 of the West Virginia Code.

10. The Tenant further covenants and agrees that it will not affix to or display from any part of the outside of the building of said leased premises any signs or advertisements except as have been approved in advance by Sublessor and are reasonable and customary in the business.

Sublessor shall permit Tenant to place signs identifying its operations inside the Store at locations to be agreed upon by the parties.

11. The Tenant further covenants and agrees at its expense to maintain the leased premises in a neat, clean and healthful condition and in every respect as required by laws and ordinances. The Branch will be operated on a six-day per week basis with not less than forty-eight (48) hours of operation in each week, with hours conforming to peak customer demand for banking services.

Tenant shall have the exclusive right to operate an Financial Service Facility within the Store. Sublessor shall not conduct nor allow any other entity to conduct of offer competing banking services at the Store with the exception of making change, cashing checks, verifying checks, selling money orders, and conducting point-of-sale transactions. Sublessor shall not allow a financial institution other than Tenant to advertise in the Store. Each party shall conduct its business at the Store in a clean and lawful manner. Each party agrees that it shall not block or restrict the aisles or passageways of the other party, nor shall either party interfere with the other party’s business.

All persons employed by the Tenant in or about, or in connection with, the operation of the Financial Service Facility shall be Tenant’s employees for all purposes under this Agreement. Tenant’s employees and agents and employees of companies which service the Financial service Facility who are not Tenant employees or agents shall be granted access to the Store for the purpose of servicing, maintaining and otherwise performing services in connection with the Financial Service Facility. Employees of Tenant, while working at the Financial Service Facility, shall be entitled to use the toilet facilities and break—room in the Store provided by Sublessor for the convenience of Sublessor’s employees. Employees of Tenant, while working at the Financial Service Facility, shall be permitted to park their automobiles in spaces designated by Sublessor for parking by Sublessor’ s employees.

Tenant shall be permitted to conduct promotional activities outside of the Financial Service Facility within the Store itself; provided, however, prior to the commencement of Financial Service Facility operations, Tenant shall meet with Sublessor and obtain approval for the various types of in-store promotional~ campaigns to be conducted by Tenant.

In the event Sublessor finds it desirable to remodel or enlarge the Store, the Financial Service Facility may be moved from the Premises to a like location within the Store mutually satisfactory to the Tenant and Sublessor. If remodeling occurs during the first five (5) years of this Agreement, Sublessor shall pay all costs associated with the relocation of the Financial Service Facility.

Exhibit 10.3

A like or similar location shall be defined as the same or more square footage and similar public exposure as well as similar entry and exit proximity.

12. No waiver of any default of Tenant hereunder shall be implied from any omission by Sublessor to take any action on account of such default if such default persists or is repeated. One or more waivers by Sublessor shall not be construed as waiver of subsequent breach of the same covenant, term or condition. The consent to or approval by Sublessor of any act by Tenant requiring Sublessor’s consent or approval shall not waiver or render unnecessary Sublessor’s consent to or approval of any subsequent similar act by Tenant.

13. Words used in this instrument in the masculine gender include feminine and neuter, the singular number includes the plural and the plural the singular wherever the context so requires.

14. Tenant shall maintain a policy of All Risk insurance insuring its improvements, betterments, fixtures, demised premises at the full replacement cost thereof. The Tenant shall also maintain comprehensive general liability insurance in the amount of not less than Two Million ($2,000,000.00) Dollars.

15. This Sublease, together with the Master License Agreement associated herewith and incorporated herein, express the entire agreement between Sublessor and Tenant, and no earlier statement or written agreements have any force or effect. Tenant agrees it is not relying on any representation or agreement except those contained in the within Sublease and the Master License Agreement.

16. If any provision of this Lease is invalid or unenforceable, the remainder of this Lease will not be affected, but will be valid and enforceable to the fullest extent permitted by Law.

17. This agreement shall be binding on and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors in interest and assigns.

IN WITNESS WHEREOF, the parties to this agreement, intending to be legally bound hereby, have hereunto set their hands and seals the day and year first above written.

ATTEST:	SUBLESSOR:

/s/ ALICE M. RICE	BY:	/s/ THOMAS E. JAMIESON

ATTEST:	TENANT:

/s/ JUDITH A. MERICO	BY:	/s/ JAMES R. MARTIN

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